Exhibit (a)(1)

CUMULUS MEDIA INC.

Offer to Exchange Outstanding Options for
Restricted Shares of Class A Common Stock and
Options Exercisable for Shares of Class A Common Stock

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., ATLANTA TIME ON DECEMBER 30, 2008, UNLESS THE OFFER IS EXTENDED.

We are offering our employees and non-employee directors the opportunity to exchange their outstanding options to purchase shares of our Class A Common Stock (“old options”) that were granted on or after October 2, 2000 for a combination of restricted shares of our Class A Common Stock (“restricted shares”) and replacement options to purchase our Class A Common Stock (“new options”). Eligible old options may be exchanged for restricted shares and new options pursuant to the formulas set forth in this Offer to Exchange. The offer is subject to the terms and conditions set forth in this Offer to Exchange and the related Letter of Transmittal, which, together with any amendments or supplements to either, collectively constitute the “Offer.”

You are eligible to participate in the Offer if, on November 30, 2008, you are one of our (or our subsidiaries’) active employees (full-time or part-time), or a non-employee member of our board of directors (or a delegated affiliate of one of the foregoing), you continue to be so as of the expiration of the Offer, and you hold outstanding old options that were granted on or after October 2, 2000. We refer to those old options as “eligible options.”

Upon the terms and subject to the conditions set forth in this Offer to Exchange, we will issue restricted shares and new options to those eligible persons who elect to participate in the Offer promptly after the date on which we accept and cancel the eligible options tendered for exchange. We will not accept eligible options unless they are properly elected for exchange and not validly withdrawn before the Offer expires on the expiration date, expected to be December 30, 2008, unless extended.

Your Participant Statement, which is being sent to you under separate cover, contains information about your eligible options, including the number of restricted shares and shares underlying new options that you will receive in respect of your eligible options if you elect to participate in the Offer.

The restricted shares and new options issued in exchange for tendered eligible options will be issued under our 2008 Equity Incentive Plan (the “2008 Plan”). Except under limited circumstances, the exercise price of the new options will be as follows: for the first one-third of the new options you receive, the exercise price will the closing price of our Class A Common Stock on the date of grant, for the second one-third, the exercise price will be 115% of the closing price on the date of grant, and for the final one-third, the exercise price will be 130% of the closing price on the date of grant. To the extent allowable under federal tax law, new options will be designated incentive stock options, or “ISOs.” The restricted shares and new options will be subject to forfeiture and other restrictions until they vest under the terms of a restricted share award certificate and new option award certificate, copies of which are included with the materials accompanying this Offer to Purchase and which are referred to as the “award certificates.” By properly tendering for exchange your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, the 2008 Plan and those award certificates.

Your old options may be fully vested. The restricted shares and new options to be issued in connection with the Offer, however, will not be vested. Assuming you continue to meet the requirements for vesting specified in the award certificates, the restricted shares and new options will vest at the rate of (1) 50% on the second anniversary of the date of grant and (2) 25% on each of the two succeeding anniversaries thereafter. Unless you have an employment agreement that provides otherwise, if you are an employee and you cease to be employed before your restricted shares and new options vest, those restricted shares and new options will be forfeited. If you are a non-employee director and you cease to serve as a director before your restricted shares and new options vest, those restricted shares and new options will be forfeited. Other restrictions regarding the restricted shares and new options are set forth in the award certificates.

You are not required to exchange any old options. In order to participate, however, you must exchange all of your eligible options. You may not elect to only exchange a portion of your eligible options. All eligible options properly tendered and not validly withdrawn before the expiration date will be exchanged for restricted shares and new options, upon the terms and subject to the conditions set forth in this Offer to Exchange. The Offer is not conditioned upon a minimum number of old options being exchanged, but is subject to the conditions described in Section 6 of this Offer to Exchange.

Although our board of directors has approved the Offer, neither we nor our board make any recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether to elect to exchange your eligible options.

Our executive officers and directors will be eligible to participate in the Offer. As of the date of this Offer to Exchange, our executive officers and directors hold old options to purchase approximately 4.9 million shares, or 82.1% of the shares underlying the eligible options, of which Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer, holds eligible options to purchase 1,350,000 shares, or 22.7% of the shares underlying the eligible options. We expect that our executive officers and directors, including Mr. L. Dickey, will participate in the Offer and will receive their pro rata portions of the restricted shares and new options.

Shares of our Class A Common Stock are quoted on the NASDAQ Global Select Market under the symbol “CMLS.” On November 28, 2008, the closing price of our Class A Common Stock was $0.88 per share. We recommend that you obtain current market quotations for our Class A Common Stock before deciding whether to elect to exchange your old options.

You should direct questions about this Offer or requests for assistance to Ray Perlock, Corporate Controller, at (404) 260-6714.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the Offer. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer, passed upon the merits or fairness of the Offer, passed upon the adequacy or accuracy of the disclosure in or incorporated by reference in this Offer to Exchange, or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

A “Summary Term Sheet” describing the principal terms of the offer follows the Table of Contents. You should read this entire Offer to Exchange and the enclosed Letter of Transmittal carefully before deciding whether or not to tender your eligible options for exchange. You may want to consult with your personal financial advisor or other professional advisor regarding your individual circumstances.

The date of this Offer to Exchange is December 1, 2008.

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SUMMARY TERM SHEET

This Section contains answers to some of the questions that you may have about the Offer. We urge you to read this entire Offer to Exchange carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange to help you find a more complete description of the topics in this summary.

General Questions about the Offer

Q1.	What are we offering to exchange?

We are offering eligible participants the opportunity to receive restricted shares and new options in exchange for outstanding old options that were granted on or after October 2, 2000. We refer to these options as “eligible options.” Your Participant Statement, which is being sent to you under separate cover, contains information about your eligible options, including the number of restricted shares and shares underlying new options that you will receive in respect of your eligible options if you elect to participate in the Offer. See Section 1 of this Offer to Exchange.

Q2.	Why are we making the Offer?

The Offer is intended to accomplish a number of important objectives. First, by providing long-term incentives in the form of both restricted shares and new options, we hope to reinforce the “ownership culture” among our employees and more closely align employees’ interests with those of our stockholders. Second, by reintroducing vesting restrictions on restricted shares and new options, where today the vast majority of old options are fully vested, we expect to significantly improve the retention effects of our long-term incentives to ensure the continuity of our employees. Finally, we intend, upon completion of the Offer, to terminate all remaining share availability under our currently existing equity incentive plans (other than the 2008 Plan), and not make any further awards under those plans. As a result, we expect that the Offer will significantly reduce overhang and decrease the potential dilution that could result from the exercise of currently outstanding or future awards of equity incentive grants.

Q3.	Can we amend the Offer?

Yes. We may amend the Offer, as long as we comply with applicable law. In certain circumstances, we will be required to extend the period during which you may tender eligible options if we amend the terms of the Offer. See Section 14 of this Offer to Exchange.

Q4.	What do we and our board of directors think of the Offer?

Although our board of directors (upon the recommendation of its compensation committee) has authorized the Offer, our board recognizes that the decision to tender eligible options is an individual one that should be based on a variety of factors. Neither we nor our board (or its compensation committee) is making any recommendation as to whether you should or should not participate in the Offer. You must make your own decision whether to participate in the Offer. You should consult with your personal advisors if you have questions about your financial or tax situation or whether you should participate in the Offer.

Eligibility Matters

Q5.	Who is eligible to participate in the Offer?

You are eligible to participate in the Offer if, on November 30, 2008, you are one of our (or our subsidiaries’) active employees (full-time or part-time), or a non-employee member of our board of directors (or a delegated affiliate of one of the foregoing), you continue to be so as of the expiration of the Offer, and you hold outstanding old options that were granted on or after October 2, 2000. See Section 1 of this Offer to Exchange.

Questions Regarding the Restricted Shares and New Options

Q6.	How many restricted shares and new options will I receive in exchange for eligible options that I tender?

Our board (upon the recommendation of its compensation committee) has determined that we will issue a maximum of 300,000 restricted shares and new options exercisable for an aggregate of 1,000,000 shares of our Class A Common Stock in exchange for the eligible options to purchase an aggregate of 5,941,553 shares. The number of restricted shares and shares underlying new options that you will receive is calculated by applying certain formulas to each of your outstanding awards of old options, which are designed so that you will receive your pro rata portion of the 300,000 restricted shares based on the number of shares underlying your eligible options as compared to the total outstanding eligible options (which amounts to one restricted share for each approximately 19.8 shares underlying eligible options), and you will receive your pro rata portion of new options exercisable for 1,000,000 shares based on the attributed value of your eligible options, calculated using the Black-Scholes option pricing model, as compared to the attributed value of the total outstanding eligible options. See Section 1 of this Offer to Exchange.

Q7.	What will the exercise price of the new options be?

The exercise price of the new options will be as follows: for the first one-third of the new options you receive, the exercise price will the closing price of our Class A Common Stock on the date of grant, for the second one-third, the exercise price will be 115% of the closing price on the date of grant, and for the final one-third, the exercise price will be 130% of the closing price on the date of grant. However, for certain options granted to eligible participants who beneficially own 10% or more of the voting power of our common stock, the exercise price for the first one-third of the new options will be 110% of the closing price, in accordance with federal tax law. See Sections 1 and 8 of this Offer to Exchange.

Q8.	When will restricted shares and new options vest?

The restricted shares and new options you receive in the Offer will vest at the rate of (1) 50% on the second anniversary of the date of grant and (2) 25% on each of the two succeeding anniversaries thereafter. Unless you have an employment agreement that provides otherwise, if you are an employee and you cease to be employed before your restricted shares and new options vest, those restricted shares and new options will be forfeited. If you are a non-employee director and you cease to serve as a director before your restricted shares and new options vest, those restricted shares and new options will be forfeited. Other restrictions regarding the restricted shares and new options, and their vesting, are set forth in the award certificates. See Section 1 of this Offer to Exchange.

Q9.	Why will the restricted shares and new options I receive in the Offer be subject to vesting even if the eligible options I tender are already fully vested?

One of the important objectives of the Offer is to provide eligible employees with incentives to remain employed with us and our subsidiaries. Our board of directors (including its compensation committee) has made the judgment that this objective is best served by making all restricted shares and new options awarded in the Offer subject to a vesting requirement, even if the eligible options that you tender are already fully vested.

Q10.	What happens if my employment or board service terminates before my restricted shares or new options have vested or before I have exercised my vested new options? How is this different than what would happen to my old options?

Unless you have an employment agreement that provides otherwise, you will forfeit all of your unvested restricted shares or unvested new options if your employment or board service with us or our subsidiaries terminates for any reason. Termination of employment or board service will not affect your rights in any restricted shares that have vested, or in any shares of Class A Common Stock that you receive upon the exercise of vested new options, before your employment or board service terminates. Unless you have an employment agreement that provides otherwise, your ability to exercise new options after termination of employment or board service depends on the reason for termination: if termination is for death or disability, you or your estate will have one year after termination to exercise any vested new options; if termination is a “Termination for Cause” (as defined in the option award certificate) you will forfeit the ability to exercise vested new options; and if termination is for any other reason, you will have 90 days after termination to exercise any vested new options.

Similar to the 2008 Plan, under the incentive plans under which the old options were issued, you will forfeit all of your unvested options if your employment or board service terminates for any reason. However, under those incentive plans, your ability to exercise old options after termination will depend on the specific terms of your award agreement and may be up to one year following termination. You should refer to your award agreement to confirm the specific conditions under which you may exercise your old options upon any termination of employment.

Q11.	What happens to the restricted shares and new options if we undergo a change in control? How is this different than what would happen to my old options?

In the event of (1) any stock dividend, stock split, combination of shares, recapitalization or other change in our capital structure, (2) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (3) any other corporate transaction or event having an effect similar to any of the foregoing, our board of directors (or its compensation committee) has the authority to make such adjustments, if any, to the restricted shares and new options as it deems appropriate in connection with any such event. Unless you have an employment agreement that provides otherwise, the terms of restricted shares and new options will not otherwise provide for any automatic special treatment in the event that we undergo a change in control. In particular, there is no provision for automatic early vesting in this circumstance. See Section 8 of this Offer to Exchange.

However, under certain of the incentive plans under which the old options were issued, you may have a right to immediate vesting of options upon a change of control. You should refer to your award agreement to confirm whether or not your old options are subject to early vesting upon a change of control.

Q12.	When will the new options I receive in the Offer expire?

Except in certain limited circumstances, your new options will expire ten years from the date of grant. The grant date for new options will be promptly after the date on which we accept and cancel the eligible options tendered for exchange. See Item 8 of this Offer to Exchange.

Q13.	What are the other material differences between the old options and the restricted shares and new options?

The restricted shares are different from the old options primarily because immediately upon issuance of the restricted shares, you are the record holder of those shares, and can exercise full voting rights and receive dividends, if declared, with respect to those shares, without having to make payment of an exercise price. The old options, on the other hand, require payment of an exercise price in order to receive the underlying shares of our Class A Common Stock before you can exercise voting rights and receive dividends, if declared, with respect to the underlying shares. Further, the old options expire ten years after issuance; if you fail to exercise the old options before their expiration, you will lose the right to receive the shares of Class A Common Stock underlying those old options.

The new options are different from the old options primarily because they will have an exercise price that may be different from the exercise price of the old options. The exercise price of the new options will be as follows: except under limited circumstances, for the first one-third of the new options you receive, the exercise price will the closing price of our Class A Common Stock on the date of grant, for the second one-third, the exercise price will be 115% of the closing price on the date of grant, and for the final one-third, the exercise price will be 130% of the closing price on the date of grant. The date of grant will be promptly after the date on which we accept and cancel the eligible options tendered for exchange. Also, your old options may have been fully or partially vested, and thus may be fully or partially immediately exercisable for shares of our Class A Common Stock. The new options will only will vest at the rate of (1) 50% on the second anniversary of the date of grant and (2) 25% on each of the two succeeding anniversaries thereafter. Until they vest, you may not exercise your new options. Finally, to the extent allowable under federal tax law, new options will be designated incentive stock options, or “ISOs.” Your old options may not qualify as ISOs, and thus they would not be subject to the same favorable tax treatment as the new options. See Item 13 to this Offer to Exchange.

Procedures for Participating in the Offer

Q14.	How do I tender my eligible options?

You may tender your eligible options by completing the Letter of Transmittal that is included with this Offer to Exchange (or obtaining a copy from your local business manager), signing it and sending the properly completed and signed form to us by one of three methods described below. For your tender to be effective, we must receive your properly completed and signed Letter of Transmittal before the expiration of the Offer.

Tender by e-mail.  You may tender your eligible options by e-mail by sending the properly completed and signed Letter of Transmittal by e-mail as an attachment in Adobe PDF format to the following e-mail address: offer@cumulus.com. You may tender eligible options through e-mail 24 hours a day, 7 days a week, at any time until the expiration of the Offer.

Tender by facsimile (fax).  You may also tender your eligible options by transmitting the properly completed and signed Letter of Transmittal to us by facsimile (fax) to the following number: (404) 260-6914. You may tender eligible options by fax 24 hours a day, 7 days a week, at any time until the expiration of the Offer.

Tender in person.  You may also tender your eligible options in person by delivering the properly completed and signed Letter of Transmittal to your local business manager in person (interoffice mail is not acceptable). Your local business manager will be available to accept your tender from 9:00 A.M. to 5:00 P.M., local time, Monday through Friday (except for the Christmas holiday on Thursday, December 25, 2008), at any time until the expiration of the Offer.

See Section 3 of this Offer to Exchange.

Q15.	If I decide to tender my eligible options, do I have to tender all of my eligible options or can I tender just some of them?

You are not required to exchange any old options. In order to participate, however, you must exchange all of your eligible options. You may not elect to only exchange a portion of your eligible options.

Q16.	May I exercise my vested eligible options before the expiration of the Offer?

In general, yes. Assuming that you are not otherwise subject to legal requirements or policies that restrict your ability to exercise eligible options (in which case you will have received communications to that effect), you may exercise any or all of your vested eligible options at any time before the Offer expires, whether or not you have already tendered eligible options. To the extent that you exercise any of your eligible options before the Offer expires, the value attributed to, and the number of shares of our Class A Common Stock underlying, those eligible options, as reflected on your Participant Statement, will be taken into account if you tender your remaining eligible options and will reduce the number of restricted shares and new options that you receive in exchange for your properly tendered eligible options. See Section 3 of this Offer to Exchange.

Q17.	May I withdraw options after I have tendered them?

Yes. You may withdraw your previous tender of eligible options at any time before the expiration of the Offer, which is currently scheduled for 5:00 P.M., Atlanta time, on December 30, 2008. To withdraw previously tendered eligible options, you must use the same method you used to tender your eligible options. In addition, if we have not accepted your tendered eligible options by January 29, 2009, you are permitted by law to withdraw your tendered eligible options from the Offer. A Withdrawal Letter is included in the materials accompanying this Offer to Exchange. You may also obtain a Withdrawal Letter by contacting your local business manager. See Section 4 of this Offer to Exchange.

Q18.	Will we accept all eligible options tendered in the Offer?

Subject to the conditions of the Offer set forth in Section 6 of this Offer to Exchange, we will accept all eligible options that are properly tendered by, and not validly withdrawn before, the expiration of the Offer. However, we reserve the right to reject any or all tenders of old options that we determine are not in appropriate form or that it would be unlawful for us to accept. In addition, we will not be required to accept tendered eligible options if, prior to the expiration of the Offer, certain events occur or fail to occur, such that, in our reasonable judgment, it would be inadvisable for us to proceed with the Offer. These events include, among other things:

•	changes in applicable law or regulations;

•	changes in accounting principles;

•	third-party tender offers for our Class A Common Stock or other acquisition proposals;

•	adverse changes in market conditions; and

•	lawsuits challenging the Offer.

These and various other events are more fully described in Section 6 of this Offer to Exchange.

The Offer is not conditioned on participation by a minimum number of eligible participants or the tender of a minimum number of eligible options.

Q19.	How will you know if we have accepted eligible options tendered in the Offer?

Promptly after the expiration of the Offer, and assuming that we accept eligible options tendered for exchange, we will send all eligible participants in the Offer an e-mail stating that the Offer expired and that we are accepting all eligible options that were properly tendered. This e-mail will constitute notice to you that we have accepted the eligible options that you properly tendered. See Sections 5 and 6 of this Offer to Exchange.

Q20.	When will we issue the restricted shares and new options?

If you properly tender your eligible options and we accept all eligible options properly tendered, we will issue your restricted shares and grant your new options promptly after the expiration of the Offer. Your restricted shares and new options will be evidenced by the award certificates, which include the terms and conditions applicable to your restricted shares and new options. See Sections 5 and 8 of this Offer to Exchange.

You will be the record holder of your restricted shares and they will be registered in your name on the books and records maintained for us by the transfer agent for our Class A Common Stock (currently Computershare). Upon vesting, you will receive a statement from Computershare that will instruct you as to how you may have your vested shares electronically deposited into an account that you maintain with a bank or broker or how you may have a certificate representing the vested shares issued directly to you.

Q21.	What will happen to my eligible options if I decide not to participate in the Offer?

If you choose not to participate in the Offer, you will retain your eligible options without change to the exercise price, the number of shares or the terms and conditions of each award as currently in effect. These terms and conditions are set forth in the relevant stock option award agreements for those awards.

Q22.	Is there anything I need to do if I decide not to tender my options?

No.

Q23.	Will I have to pay taxes when I tender my options in the Offer?

If you are a U.S. taxpayer, you should incur no immediate tax consequences when you tender your eligible options and receive restricted shares and new options in exchange. We believe that the exchange will be treated as a non-taxable exchange. See Section 13 of this Offer to Exchange. We recommend that you consult a professional tax advisor if you have questions concerning the tax consequences to you of participating in the Offer.

Q24.	Will I have to pay taxes when my restricted shares or new options vest or when I exercise my new options?

If you are a U.S. taxpayer, you will receive restricted shares and new options in exchange for your properly tendered eligible options. You will recognize ordinary income when any of your restricted shares vest, in an amount equal to the fair market value of the vesting shares on the vesting date (plus the amount of any dividends that accrued on your restricted shares prior to vesting). We will determine the fair market value of the shares based on the closing price of our Class A Common Stock on the NASDAQ Global Select Market (or other principal stock exchange on which our Class A Common Stock is then listed) on the relevant vesting date. The ordinary income resulting from the vesting of restricted shares and distribution of accrued dividends on the vested shares will be subject to income and payroll withholding tax and will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which vesting occurs. For more information, see Section 13 of this Offer to Exchange.

If you are a U.S. taxpayer, you will not recognize income when your new options vest. However, upon exercise of your new options, you may recognize ordinary income in an amount equal to the spread (the difference between fair market value of the underlying shares and the exercise price) on the date of exercise, depending on the classification of your new options as ISOs or non-qualified stock options. For more information, see Section 13 of this Offer to Exchange.

If you have any questions about taxes, we recommend that you consult a professional tax advisor to determine the tax consequences of participating in the Offer.

Q25.	When will the Offer expire? Can it be extended, and if so, how will I be notified if it is extended?

The Offer will expire at 5:00 P.M., Atlanta time, on December 30, 2008, unless we extend it. We may, in our discretion, extend the Offer at any time. If we extend the Offer, we will make a public announcement of the extension no later than 9:00 A.M., Atlanta time, on the next business day after the last previously scheduled or announced expiration of the Offer. See Section 14 of this Offer to Exchange.

Q26.	Is there any information about Cumulus that I should be aware of?

Before making your decision, you should carefully review the information in this Offer to Exchange, including the information about us set forth and referred to in Section 9 of this Offer to Exchange.

Q27.	Who can I talk to if I have questions about the Offer?

We have not authorized anyone to make any recommendation as to whether you should tender or refrain from tendering your eligible options pursuant to the Offer. If anyone makes any such recommendation, you must not rely upon that recommendation as having been authorized by us. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you.

You should direct questions about this Offer or requests for assistance to Ray Perlock, Corporate Controller, at (404) 260-6714. You may request additional copies of any documents referred to in this Offer to Exchange (including the Letter of Transmittal and the Withdrawal Letter) from your local business manager.

RISK FACTORS

Risks of Participating in the Offer

Participating in the Offer involves a number of potential risks, including those described below. This list highlights some of the risks and is not exhaustive. Eligible participants should carefully consider these and other risks and are encouraged to speak with their investment and tax advisors as necessary before deciding whether to participate in the Offer. In addition, we urge you to read this Offer to Exchange and the enclosed Letter of Transmittal carefully and in their entirety before you decide whether to participate in the Offer.

If your employment or service as a director terminates for any reason before the restricted shares and new options that you receive in the Offer vest or before you exercise your vested new options, you will forfeit the unvested restricted shares and unvested new options or forfeit the ability to exercise vested new options.

If you elect to participate in the Offer, the restricted shares and new options that you receive in exchange for your tendered eligible options will be subject to vesting. Subject to your continued employment or service as a director with us or one of our subsidiaries, the restricted shares and new options will vest 50% on the second anniversary of the date of grant and 25% on each anniversary thereafter. Unless you have an employment agreement that provides otherwise, if your employment or service as a director terminates for any reason before your restricted shares or new options have vested in full, you will forfeit any unvested restricted shares or new options.

Unless you have an employment agreement that provides otherwise, your ability to exercise new options after termination of employment or board service depends on the reason for termination: if termination is for death or disability, you or your estate will have one year after termination to exercise any vested new options; if termination is a “Termination for Cause” (as defined in the option award certificate) you will forfeit the ability to exercise vested new options; and if termination is for any other reason, you will have 90 days after termination to exercise any vested new options.

You should note that, subject to any employment agreement you may have with us, your employment with us and our subsidiaries is “at will” and may be terminated at any time, and your participation in the Offer does not constitute a guarantee that your employment will be continued through the vesting date(s) of your restricted shares or new options. In addition, we can give no assurance that there will be no reductions in force or other terminations of employees in the future.

If you forfeit restricted shares or new options that you receive in the Offer because your employment or service as a director terminates, you could be worse off than if you had not participated in the Offer.

The terms and conditions of your eligible options may provide for more favorable treatment in the event of your termination of employment or service as a director than do the terms and conditions of the restricted shares and new options awarded in the Offer. For example, some eligible options may remain exercisable for a specified period following certain types of termination of employment that is longer than the periods provided for pursuant to the terms of new options. As a result, you could be worse off than if you had kept your old options. You should consider the consequences of a termination of employment on both your old options and on the restricted shares or new options you would receive in the Offer before deciding whether to tender your eligible options.

If the trading price of our Class A Common Stock increases after the date your tendered eligible options are canceled pursuant to the Offer, you could end up worse off than if you had not participated in the Offer.

If you choose to tender your eligible options in the Offer, the number of restricted shares or new options you will receive will be less than the number of shares of our Class A Common Stock underlying your tendered eligible options. As a result, there is an amount of potential appreciation of our Class A Common Stock that, if achieved, would result in it being to your economic benefit to have chosen not to tender your eligible options in the Offer. The amount by which our Class A Common Stock would have to appreciate in order for this result to occur depends on the exercise prices of your eligible options, the number of options in each of your awards of eligible options, the number of restricted shares and new options that you receive in exchange for your tendered eligible options and the exercise price of the new options. We can give no assurance that over time the value of your restricted shares or new options will be equal to or greater than the gain you might have been able to realize upon exercise of the eligible options you tender in the Offer.

The value attributed to your eligible options was determined using the Black-Scholes option pricing model. Other option pricing models, or assumptions different from those used to value your eligible options, might result in a different attributed value.

The value of your eligible options, as reflected on your Participant Statement, was determined using the Black-Scholes option pricing model, which is a commonly used model for valuing stock options. The Black-Scholes model uses various assumptions in determining the value of stock options including, expected life, volatility, the risk-free rate and the dividend yield.

You should be aware that option valuation is not an exact science. Although Black-Scholes is a standard and accepted model for determining the value of options, there are other option pricing models in use. If we had used a different option pricing model, the value attributed to your eligible options might have been different and might have resulted in your being entitled to receive a larger number of new options.

In addition, the utilization of different assumptions in the Black-Scholes option pricing model can produce significantly different results for the value of an option. Even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions used in order to value your eligible options may not be the same as those that would have been used by others and, therefore, the valuation of your eligible options may not be consistent with that obtained using other input assumptions.

Business and Other Risks

For a description of risks related to our business, our indebtedness and our Class A Common Stock, please see the information under the heading “Item 1A — Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007, as amended, and our subsequent quarterly reports on Form 10-Q, each filed with the SEC and incorporated herein by reference.

THE OFFER

1.	Number of Restricted Shares and New Options; Expiration Date

We are offering our employees and non-employee directors the opportunity to exchange their outstanding options to purchase shares of our Class A Common Stock (“old options”) that were granted on or after October 2, 2000 under our existing equity incentive plans other than our 2008 Equity Incentive Plan (the “2008 Plan”) for a combination of restricted shares of our Class A Common Stock (“restricted shares”) and replacement options to purchase our Class A Common Stock (“new options”). Pursuant to the terms and conditions of this Offer, there are old options to purchase 5,941,553 shares issued under those plans that are eligible to be surrendered for exchange pursuant to the Offer. Eligible old options may be exchanged for restricted shares and new options pursuant to the formulas set forth in this Offer to Exchange, rounded up or down to the nearest whole number of shares. The offer is subject to the terms and conditions set forth in this Offer to Exchange and the related Letter of Transmittal, which, together with any amendments or supplements to either, collectively constitute the “Offer.”

You are eligible to participate in the Offer if, on November 30, 2008, you are one of our (or our subsidiaries’) active employees (full-time or part-time), or a non-employee member of our board of directors (or a delegated affiliate of one of the foregoing), you continue to be so as of the expiration of the Offer, and you hold outstanding old options that were granted on or after October 2, 2000. We refer to those old options as “eligible options.” You will be eligible to participate if you are on an approved leave of absence as of the expiration of the Offer and you otherwise meet the eligibility requirements of this paragraph.

Upon the terms and subject to the conditions set forth in this Offer to Exchange, we will issue restricted shares and new options to those eligible persons who elect to participate in the Offer promptly after the date on which we accept and cancel the eligible options tendered for exchange. We will not accept eligible old options unless they are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the Offer expires on the expiration date (as defined below).

Our Board of Directors (upon the recommendation of its compensation committee) has determined that we will issue a maximum of 300,000 restricted shares and new options exercisable for an aggregate of 1,000,000 shares of our Class A Common Stock in exchange for eligible options to purchase an aggregate of 5,941,553 shares. The number of restricted shares and shares underlying new options that you will receive is calculated by applying the following formulas to each of your outstanding awards of old options (in each case rounded up or down to the nearest whole number):

RS = ( OS / TOS ) x 300,000; and

NOS = ( OAV / AAV ) x 1,000,000

In these formulas:

•	“RS” is the number of restricted shares that you will receive in exchange for the particular eligible option award for which the calculation is made.

•	“OS” is the number of shares underlying the particular eligible option award for which the calculation is made.

•	“TOS” is the total number of shares underlying eligible options, which is 5,941,553.

•	“NOS” is the number of shares underlying new options that you will receive in respect of the particular eligible option award for which the calculation is made.

•	“OAV” is the “attributed value” of the eligible option award for which the calculation is made, calculated using the Black-Scholes option pricing model, which is a commonly used model for valuing stock options.

•	“AAV” is the aggregate “attributed value” of all outstanding eligible options, calculated using the Black-Scholes option pricing model.

Your Participant Statement, which is being sent to you under separate cover, contains information about your eligible options, including the number of restricted shares and shares underlying new options that you will receive in respect of your eligible options if you elect to participate in the Offer.

Another way of describing what you will receive in the Offer is as follows: you will receive your pro rata portion of 300,000 restricted shares based on the number of shares underlying your eligible options as compared to the total outstanding eligible options (which amounts to one restricted share for each approximately 19.8 shares underlying eligible options), and you will receive your pro rata portion of new options exercisable for 1,000,000 shares based on the attributed value of your eligible options, calculated using the Black-Scholes option pricing model, as compared to the attributed value of the total outstanding eligible options.

If you exercise any of your eligible options before the Offer expires, the number of restricted shares and shares underlying new options that you will receive if you participate in the Offer will be reduced to reflect your exercise.

The restricted shares and the new options issued in exchange for tendered eligible options will be issued under the 2008 Plan. Except under limited circumstances, the exercise price of the new options will be as follows: for the first one-third of the new options you receive, the exercise price will the closing price of our Class A Common Stock on the date of grant, for the second one-third, the exercise price will be 115% of the closing price on the date of grant, and for the final one-third, the exercise price will be 130% of the closing price on the date of grant. To the extent allowable under federal tax law, new options will be designated incentive stock options, or “ISOs.” The restricted shares and new options will be subject to forfeiture and other restrictions until they vest under the terms of a restricted share award certificate and new option award certificate, copies of which are included with the materials accompanying this Offer to Purchase and referred to as the “award certificates.” By properly tendering for exchange your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, the 2008 Plan and those award certificates.

You will not be required to pay cash for the restricted shares you will receive. You will, however, be required to pay the exercise price for the new options you will receive, if you wish to exercise those new options for shares of Class A Common Stock. In addition, you will be required to satisfy any withholding tax liability upon each vesting date of the restricted shares and upon the exercise of any new options. Unless otherwise permitted by the compensation committee of our board of directors, you must satisfy this obligation by paying us funds in satisfaction of the withholding obligation.

Your old options may be fully vested. The restricted shares and new options to be issued in connection with the Offer, however, will not be vested. Assuming you continue to meet the requirements for vesting specified in the award certificates, the restricted shares and new options will vest at the rate of (1) 50% on the second anniversary of the date of grant and (2) 25% on each of the two succeeding anniversaries thereafter. Unless you have an employment agreement that provides otherwise, you will forfeit all of your unvested restricted shares or unvested new options if your employment or board service with us or our subsidiaries terminates for any reason. Termination of employment or board service will not affect your rights in any restricted shares that have vested, or in any shares of Class A Common Stock that you receive upon the exercise of vested new options, before your employment or board service terminates. Unless you have an employment agreement that provides otherwise, your ability to exercise new options after termination of employment or board service depends on the reason for termination: if termination is for death or disability, you or your estate will have one year after termination to exercise any vested new options; if termination is a “Termination for Cause” (as defined in the option award certificate) you will forfeit the ability to exercise vested new options; and if termination is for any other reason, you will have 90 days after termination to exercise any vested new options. Other restrictions regarding the restricted shares and new options are set forth in the award certificates.

You are not required to exchange any old options. In order to participate, however, you must exchange all of your eligible options. You may not elect to only exchange a portion of your eligible options. All old options properly tendered and not validly withdrawn before the expiration date will be exchanged for restricted shares and new options, upon the terms and subject to the conditions set forth in this Offer to Exchange. The Offer is not conditioned upon a minimum number of old options being exchanged, but is subject to the conditions described in Section 6 of this Offer to Exchange.

The term “expiration date” means 5:00 P.M., Atlanta time, on December 30, 2008, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the terms “expiration date” will refer to the latest time and date at which the Offer expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer and Section 6 of this Offer to Exchange for a description of our rights to accept all of the properly tendered eligible options or to reject them all.

2.	Purpose of the Offer

The Offer is intended to accomplish a number of important objectives. First, by providing long-term incentives in the form of both restricted shares and new options, we hope to reinforce the “ownership culture” among our employees and more closely align employees’ interests with those of our stockholders. Second, by reintroducing vesting restrictions on restricted shares and new options, where today the vast majority of old options are fully vested, we expect to significantly improve the retention effects of our long-term incentives to ensure the continuity of our employees. Finally, we intend, upon completion of the Offer, to terminate all remaining share availability under our currently existing equity incentive plans (other than the 2008 Plan), and not make any further awards under those plans. As a result, we expect that the Offer will significantly reduce overhang and decrease the potential dilution that could result from the exercise of currently outstanding or future awards of equity incentive grants.

3.	Procedures; Acceptance of Old Options

You may tender your eligible options by completing the Letter of Transmittal that is included with this Offer to Exchange (or obtaining a copy from your local business manager), signing it and sending the properly completed and signed form to us by one of three methods described below. For your tender to be effective, we must receive your properly completed and signed Letter of Transmittal before the expiration of the Offer.

•	Tender by e-mail. You may tender your eligible options by e-mail by sending the properly completed and signed Letter of Transmittal by e-mail as an attachment in Adobe PDF format to the following e-mail address: offer@cumulus.com. You may tender eligible options through e-mail 24 hours a day, 7 days a week, at any time until the expiration of the Offer. If you decide to tender by e-mail, you will need to access a scanner that will generate an image of your properly completed and signed Letter of Transmittal in Adobe PDF format, so that you can attach the PDF file to your e-mail. We will e-mail a confirmation to your Cumulus e-mail address, within two business days of our receipt of your tender.

•	Tender by facsimile (fax). You may also tender your eligible options by transmitting the properly completed and signed Letter of Transmittal to us by facsimile (fax) to the following number: (404) 260-6914. You may tender eligible options by fax 24 hours a day, 7 days a week, at any time until the expiration of the Offer. We will e-mail a confirmation to your Cumulus e-mail address, within two business days of our receipt of your tender.

•	Tender in person. You may also tender your eligible options in person by delivering the properly completed and signed Letter of Transmittal to your local business manager in person (interoffice mail is not acceptable). Your local business manager will be available to accept your tender from 9:00 A.M. to 5:00 P.M., local time, Monday through Friday (except for the Christmas holiday on Thursday, December 25, 2008), at any time until the expiration of the Offer. We will e-mail a confirmation to your Cumulus e-mail address, within two business days of our receipt of your tender.

Regardless of the method you use to tender your eligible options, you must indicate that you tender all of the eligible options you hold. You do not need to return your option agreements governing your eligible options to effectively tender eligible options into the Offer. Your option agreements will be null and void when we accept the eligible options that you properly tender.

We will be deemed to have accepted eligible options that are validly tendered and not properly withdrawn if and when we send all eligible participants in the Offer an e-mail stating that the Offer expired and that we are accepting all eligible options that were properly tendered. This e-mail will constitute notice to you that we have accepted the eligible options that you properly tendered.

You should carefully review this Offer to Exchange and the Letter of Transmittal before deciding whether to tender your eligible options. You also may wish to discuss whether to tender your eligible options with your financial, tax or other personal advisors.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to who is an eligible participant, the number of shares subject to eligible options, whether an eligible participant who has chosen to tender eligible options has tendered all eligible options (as is required by the terms of the Offer) and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible options. The determination of these matters by us will be final and binding on all parties.

We may reject any eligible options tendered to the extent we determine that the eligible options were not properly tendered or that it would be unlawful to accept the tendered eligible options. We may waive any defect or irregularity in any tender or withdrawal with respect to any particular eligible options or any particular eligible participant. No eligible options will be properly tendered until the eligible participant tendering the eligible options has cured all defects or irregularities or we have waived them. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible options, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement.  Your tender of eligible options pursuant to the procedures described in this Offer to Exchange constitutes your acceptance of the terms and conditions of the Offer. Subject to the conditions set forth in Section 6 of this Offer to Exchange, our acceptance of eligible options that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of this Offer effective as of the expiration of the Offer.

Effect on Existing Options.  If you decide not to tender your eligible options, you will retain your outstanding eligible options without change to the exercise price, the number of shares, or the terms and conditions of each award as currently in effect, and the option agreements evidencing these old options will continue in effect in accordance with their existing terms and conditions. If you tender eligible options, but no longer are an eligible participant when the Offer expires, your tender will be automatically withdrawn and the option agreements evidencing your outstanding eligible options will continue in effect in accordance with their existing terms and conditions. If you properly tender eligible options, upon our acceptance of eligible options tendered in the Offer, the option agreements evidencing the grant of those options will be deemed null and void and those options will be canceled.

Exercises of Eligible Options Prior to Expiration of the Offer.  Assuming that you are not otherwise subject to legal requirements or policies that restrict your ability to exercise eligible options (in which case you will have received communications to that effect), you may exercise any or all of your vested eligible options at any time before the Offer expires, whether or not you have already tendered eligible options. To the extent that you exercise any of your eligible options before the Offer expires, the value attributed to, and the number of shares of our Class A Common Stock underlying, those eligible options, as reflected on your Participant Statement, will be taken into account if you tender your remaining eligible options and will reduce the number of restricted shares and new options that you receive in exchange for your properly tendered eligible options.

Questions About the Offer.  You should direct questions about the Offer to Ray Perlock, Corporate Controller, at (404) 260-6714. We will address your questions during regular business hours (Atlanta time), Monday through Friday for so long as the Offer is open. Also see the question and answer section at the front of this Offer to Exchange for answers to some of the questions you may have about the Offer.

Data Privacy.  By submitting a Letter of Transmittal to us, you acknowledge that all information you provide in the Letter of Transmittal is being given with your consent for the express purpose of participating in the Offer. You further acknowledge that we may share any such information with third parties to the extent necessary to effect your participation in the Offer, including, without limitation, the grant of restricted shares or new options to you in exchange for your tendered eligible options.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the Offer. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you.

4.	Withdrawal Rights

You may withdraw eligible options you previously have tendered by following the procedures described in this Section 4. The procedures described in this Section 4 are the only procedures you may use to withdraw previously tendered eligible options. You may withdraw your eligible options at any time before the expiration of the Offer, which is currently scheduled for 5:00 P.M., Atlanta time, on December 30, 2008.

If the Offer is extended by us beyond its currently scheduled expiration, you may withdraw your tendered eligible options at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered eligible options by January 29, 2009, you are permitted by law to withdraw your tendered eligible options from the Offer.

To withdraw previously tendered eligible options, you must use the same method you used to tender your eligible options. If you tendered options by sending a Letter of Transmittal to us by e-mail or by fax, then to withdraw your tender you must send us a properly completed and signed Withdrawal Letter by e-mail or fax, as applicable. The same e-mail address and fax numbers that are available for tenders are available for withdrawals. If you tendered eligible options in person, then to withdraw your tender, you must deliver a complete and signed Withdrawal Letter in person to your local business manager before the expiration of the Offer. For your withdrawal to be effective, we must receive your properly completed and signed Withdrawal Letter before the expiration of the Offer. A Withdrawal Letter is included in the materials accompanying this Offer to Exchange. You may also obtain a Withdrawal Letter by contacting your local business manager.

If you withdraw previously tendered eligible options, regardless of method, you will receive an e-mail message confirming your withdrawal within two business days of our receipt of your Withdrawal Letter.

In order to withdraw your tender of any of your eligible options, you must withdraw your tender of all of your eligible options.

If you have withdrawn your tender of eligible options, and before the expiration of the Offer you want to re-tender into the Offer with respect to all eligible options, you must properly re-tender all the eligible options, in accordance with the procedures set forth in Section 3. You may choose to re-tender your eligible options any time before the expiration of the Offer. You are not required to use the same tender method (e-mail, fax or in person) that you used for your original tender.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawals. Our determinations of these matters will be final and binding.

5.	Acceptance of Options for Cancellation; Issuance of Restricted Shares and New Options

On the terms and subject to the conditions of the Offer, if we accept all properly tendered eligible options in accordance with Section 6 of this Offer to Exchange, we will accept for exchange and will cancel all eligible options that were properly tendered and were not validly withdrawn before the Offer expires. We will issue the restricted shares and new options promptly following the expiration of the Offer. By properly tendering for exchange your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, the 2008 Plan and the award certificates, and the option agreements evidencing your tendered eligible options will be deemed null and void.

We will send all eligible participants in the Offer an e-mail stating that the Offer has expired and we are accepting all eligible options that were properly tendered. This e-mail will constitute notice to you that we have accepted eligible options that you properly tendered.

6.	Conditions of the Offer

Promptly following the expiration of the Offer (which will be 5:00 P.M., Atlanta time, on December 30, 2008, unless we extend the Offer), subject to satisfaction of conditions set forth below, we will accept all eligible options that are properly tendered. If the conditions set forth below are not satisfied, we may reject all (but not less than all) eligible options that are properly tendered. If we reject all eligible options that are properly tendered, we will promptly communicate such rejection to all holders of eligible options by e-mail announcement. Following such a rejection, all of your current options will remain subject to their current terms and conditions and you will not receive any restricted shares or new options.

We will not be required to accept for exchange any eligible options tendered and may terminate the Offer, subject to applicable securities laws, if at any time on or after the commencement of the Offer and before the expiration of the Offer, we determine that any of the following events shall have occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the Offer or to accept eligible options tendered for exchange:

(a) any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal, is threatened (in writing), instituted or pending that directly or indirectly:

(i) challenges the making of the Offer, the acquisition of any or all of the eligible options pursuant to the Offer, the exchange of restricted shares or new options for such eligible options, or otherwise relates in any manner to the Offer; or

(ii) in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(b) any action threatened (in writing), pending or taken, or any approval, exemption or consent s withheld, or any statute, rule, regulation, judgment, order or injunction threatened (in writing), proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i) make the acceptance for exchange of any or all of the eligible options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange any or all of the eligible options;

(iii) materially impair the contemplated benefits of the Offer to us; or

(iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects of our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

(iii) the commencement or material escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

(v) any significant decrease or increase in the market price of the shares of our Class A Common Stock;

(vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in the our Class A Common Stock;

(vii) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; or

(viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of any class of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of any class of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date we commence the Offer); or

(ii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities (other than in connection with a transaction to which we have agreed); or

(e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or may materially impair or impact the benefits that we believe we will receive from the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer. We may waive them, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our discretion, whether or not we waive any other condition to the Offer. In the event that we waive a condition for any particular eligible participant, we will waive that condition for all eligible participants. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other. Any determination that we make concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7.	Price Range of Our Class A Common Stock

As of November 28, 2008, the closing price of our Class A Common Stock, as reported on the NASDAQ Global Select Market, was $0.88 per share. There are approximately 36,032,903 shares of our Class A Common Stock outstanding. The following chart sets for the high and low prices of our Class A Common Stock for the periods set forth below:

	High	Low

FISCAL YEAR ENDED DECEMBER 31, 2006
Fourth Quarter	$11.55	$9.36
FISCAL YEAR ENDED DECEMBER 31, 2007
First Quarter	$10.64	$9.14
Second Quarter	$10.37	$9.19
Third Quarter	$11.12	$8.37
Fourth Quarter	$10.51	$7.23
FISCAL YEAR ENDED DECEMBER 31, 2008
First Quarter	$7.82	$4.90
Second Quarter	$6.76	$3.93
Third Quarter	$4.85	$2.00
Fourth Quarter (to date)	$4.24	$0.33

We recommend that you obtain current market quotations for our Class A Common Stock before deciding whether to tender your eligible options for exchange. At the same time, you should consider that the current market price of our Class A Common Stock may provide little or no basis for predicting what the market price of our Class A Common Stock will be on the vesting dates of the restricted shares or new options or any time in the future.

Because the fluctuating share price could affect your decision of whether to tender your eligible options for exchange in the Offer, you may wish to discuss its effect on the value of your eligible options with a personal financial advisor.

8.	Source and Amount of Consideration; Terms of Restricted Shares and New Options

Consideration

If you properly tender eligible options, you will receive restricted shares and new options as set forth in Section 1 of this Offer to Exchange. Eligible participants will not have a choice between receiving restricted shares and new options in exchange for properly tendered eligible options.

Restricted shares and new options will be issued under the 2008 Plan. The grant to you of restricted shares and new options under the 2008 Plan in connection with the Offer does not entitle you to any future awards under the 2008 Plan.

Pursuant to the terms and conditions of the Offer, there are eligible options to purchase 5,941,553 shares of our Class A Common Stock. Were all of these eligible options are properly tendered and accepted by us, we would issue an aggregate of 300,000 restricted shares and options to purchase 1,000,000 shares in connection with the Offer.

Terms of Restricted Shares and New Options

Issuance Under the 2008 Plan.  Restricted shares and new options granted upon cancellation of properly tendered eligible options will be subject to all the terms and conditions of the 2008 Plan. Our statements in this Offer to Exchange concerning the 2008 Plan and the restricted shares and new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2008 Plan and the award certificates. The 2008 Plan is attached as an exhibit to the proxy statement for the 2008 Annual Meeting of Cumulus Stockholders, which we filed with the SEC on October 17, 2008. See Section 16 of this Offer to Exchange for instructions as to how you can view or obtain a copy of the proxy statement.

If you properly tender your eligible options and we accept all eligible options properly tendered, we will issue your restricted shares and grant your new options promptly after the expiration of the Offer.

Your restricted shares or new options will be evidenced by a restricted share award certificate or new option award certificate, which includes terms and conditions of the grant. Copies of the award certificates are included in the materials accompanying this Offer to Purchase. By properly tendering for exchange your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, the 2008 Plan and those award certificates.

Restricted Shares.  Restricted shares are issued and outstanding shares of our Class A Common Stock that are subject to forfeiture and restrictions on transfer prior to vesting. Restricted shares may not be sold, transferred, pledged, or assigned until they vest. After restricted shares have vested, you will have the right to transfer or sell the shares, subject to applicable securities laws. Shares of our Class A Common Stock have voting rights.

You will be the record holder of your restricted shares and they will be registered in your name on the books and records maintained for us by the transfer agent for our Class A Common Stock (currently Computershare). Upon vesting, you will receive a statement from Computershare that will instruct you as to how you may have your vested shares electronically deposited into an account that you maintain with a bank or broker or how you may have a certificate representing the vested shares issued directly to you.

New Options.  New options are issued and outstanding options exercisable for shares of our Class A Common Stock that are subject to forfeiture and restriction on transfer prior to vesting. New options may not be sold, transferred, pledged, or assigned, except by will or laws of descent and distribution. Upon vesting, you will have the ability to exercise your new options to purchase shares of our Class A Common Stock at the exercise price of the new options. To the extent allowable under federal tax law, new options will be designated incentive stock options, or “ISOs.” Except under limited circumstances described below, the new options will expire on the tenth anniversary of the grant date and the exercise price will be as follows: for the first one-third of the new options you receive, the exercise price will the closing price of our Class A Common Stock on the date of grant, for the second one-third, the exercise price will be 115% of the closing price on the date of grant, and for the final one-third, the exercise price will be 130% of the closing price on the date of grant. For ISOs granted to eligible participants who beneficially own 10% or more of the voting power of our common stock, the new options will expire on the fifth anniversary of the grant date and the exercise price will be the same, except for the first one-third of the new options, which will be 110% of the closing price, all in accordance with federal tax law. Upon exercise of new options, you will have the right to transfer and sell the underlying shares of our Class A Common Stock, subject to applicable securities laws. Shares of our Class A Common Stock have voting rights.

You will be the record holder of your restricted shares and they will be registered in your name on the books and records maintained for us by the transfer agent for our Class A Common Stock (currently Computershare). Upon vesting, you will receive a statement from Computershare that will instruct you as to how you may have your vested shares electronically deposited into an account that you maintain with a bank or broker or how you may have a certificate representing the vested shares issued directly to you.

Vesting, forfeiture.  Even if your eligible options are now partially or fully vested, the restricted shares or new options you receive in the Offer will be subject to vesting. You will not be given credit for vesting as a result of service with us prior to the date the restricted shares or new options are granted. Assuming you continue to meet the requirements for vesting specified in the award certificates, the restricted shares and new options will vest at the rate of (1) 50% on the second anniversary of the date of grant and (2) 25% on each of the two succeeding anniversaries thereafter. Unless you have an employment agreement that provides otherwise, you will forfeit all of your unvested restricted shares or unvested new options if your employment or board service with us or our subsidiaries terminates for any reason. Termination of employment or board service will not affect your rights in any restricted shares that have vested, or in any shares of Class A Common Stock that you receive upon the exercise of vested new options, before your employment or board service terminates. Unless you have an employment agreement that provides otherwise, your ability to exercise new options after termination of employment or board service depends on the reason for termination: if termination is for death or disability, you or your estate will have one year after termination to exercise any vested new options; if termination is a “Termination for Cause” (as defined in the option award certificate) you will forfeit the ability to exercise vested new options; and if termination is for any other reason, you will have 90 days after termination to exercise any vested new options.

Change in Control and Adjustment of Awards.  Our board of directors (or its compensation committee) may make or provide for such adjustments in the numbers of shares covered by outstanding new options granted under the 2008 Plan, in the exercise price of the new options, and in the kind of shares covered thereby, as our board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of holders of new options that otherwise would result from (1) any stock dividend, stock split, combination of shares, recapitalization or other change in our capital structure, (2) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (3) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control (as defined in the 2008 Plan), our board, in its discretion, may provide in substitution for any or all outstanding awards under the 2008 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended. In addition, for each new option exercise price greater than the consideration offered in connection with any such termination or event or Change in Control, our board may in its sole discretion elect to cancel the new options without any payment to the persons holding the new options.

Except as described in the preceding paragraph, the restricted shares and new options will not otherwise provide for any special treatment in the event that we undergo a change in control. In particular, there is no provision for automatic early vesting in this circumstance. However, if you have an existing employment agreement with us or one of our subsidiaries, your employment agreement may contain provisions related to accelerated vesting of restricted shares or new options that will apply upon a change in control.

Tax Consequences.  You should refer to Section 13 of this Offer to Exchange for a discussion of the material U.S. federal income tax consequences of the acquisition, vesting and, as applicable, exercise, of restricted shares and new options for eligible participants. In all cases, we recommend that you consult with a professional tax advisor to determine the tax consequences of your participation in the Offer. As a condition to participating in the Offer, if you are a U.S. taxpayer, you agree not to file a Section 83(b) election with respect to restricted shares granted to you in exchange for your tendered eligible options.

Registration of Shares.  All shares to be distributed when restricted shares and new options vest will have been registered under the United States Securities Act of 1933, as amended, on registration statements on Form S-8 filed with the SEC. In addition, you may request a hard copy of the prospectus/summary plan description, which we will send you free of charge, by contacting your Human Resources officer. Unless you are considered one of our “affiliates” under U.S. federal securities laws, upon vesting of your restricted shares or upon exercise of your new options, you will be able to sell your shares of our Class A Common Stock free of any transfer restrictions under applicable securities laws.

9.	Information About Cumulus

We own and operate FM and AM radio station clusters serving mid-sized markets throughout the United States. Through our investment in Cumulus Media Partners, LLC, or CMP, we also operate radio station clusters serving large-sized markets throughout the United States. As of November 30, 2008, we owned and operated 307 radio stations in 57 U.S. markets, provided sales and marketing services under local marketing, management and consulting agreements (pending FCC approval of acquisition) to seven radio stations in three U.S. markets and as a result of our investment in CMP, manage an additional 33 radio stations in 9 markets, making us the second largest radio broadcasting company in the United States based on number of stations. We believe that, including the stations we manage through CMP, we are the third largest radio broadcasting company based on net revenues.

Our principal executive offices are located at 3280 Peachtree Road N.W., Suite 2300, Atlanta, Georgia 30305, and our telephone number is (404) 949-0700.

Summarized Financial Information

The following table sets forth audited summarized consolidated historical financial data as of and for the years ended December 31, 2006 and December 31, 2007 and unaudited summarized consolidated historical financial data as of and for the nine months ended September 30, 2008. The information presented below has been derived from the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007 (the “Annual Report”) and the unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the period ended September 30, 2008 (the “Quarterly Report”), each of which are incorporated herein by reference. The information presented below should be read together with those consolidated financial statements and the notes related thereto in the Annual Report and Quarterly Report, as well as the sections of the Annual Report and Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See Section 16 for instructions on how you may obtain copies of the Annual Report and the Quarterly Report.

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2008	2007	2007	2006
	(Unaudited)
	(In thousands, except per share data)

Statement of Operations Data:
Net revenues	$236,478	$243,922	$328,327	$334,321
Station operating expenses, excluding depreciation, amortization and LMA fees	154,920	157,469	210,640	214,089
Net income (loss)	32,048	(69,805)	(223,804)	(44,181)
Basic income (loss) per common share	$0.75	$(1.63)	$(5.18)	$(0.88)
Diluted income (loss) per common share	$0.75	$(1.63)	$(5.18)	$(0.88)
Balance Sheet Data:
Current assets	$116,618		$90,617	$62,882
Noncurrent assets	$968,615		$969,925	$1,270,265
Current liabilities	$33,728		$37,406	$38,326
Noncurrent liabilities	$904,284		$903,858	$957,814

Book value per share.  The book value per share of our Class A Common Stock as of September 30, 2008 was $3.46.

Ratio of earnings to fixed charges.  The ratio of earnings to fixed charges for the nine months ended September 30, 2008 was 2.59. We had net losses for the nine months ended September 30, 2007 as well as for the years ended December 31, 2007 and 2006. Therefore, our earnings were insufficient to cover our fixed charges for such periods, and we are unable to calculate the ratios of earnings to fixed charges for such periods. The dollar amounts of the deficiencies are $79.8 million, $212.3 million and $44.8 million, respectively.

10.	Interests of Directors and Officers; Transactions and Arrangements About the Options

Our executive officers and directors will be eligible to participate in the Offer. We expect that our executive officers and directors will participate in the Offer and will receive their pro rata portions of the restricted shares and new options.

The following table sets forth, for each of our executive officers and directors, their titles, the number of eligible options they currently hold, the percentage of all eligible options, and the number of restricted shares and new options they will receive should they participate in the Offer. The business address and telephone number of each of our executive officers and directors is c/o Cumulus Media Inc., 3280 Peachtree Street, Suite 2300, Atlanta, Georgia 30305, (404) 949-0700.

		% of	# of
	# Eligible	Eligible	Restricted	# of New
Name	Options	Options	Shares	Options

Lewis. W. Dickey,	1,350,000	22.7	68,164	199,943
Chairman, President and Chief Executive Officer
Martin R. Gausvik,	1,050,000	17.7	53,016	164,623
Executive Vice President, Treasurer and Chief Financial Officer
Jon G. Pinch,	398,377	6.7	20,115	61,768
Executive Vice President and Co-Chief Operating Officer
John W. Dickey,	1,150,000	19.4	58,066	182,129
Executive Vice President and Co-Chief Operating Officer
Ralph B. Everett,	230,000	3.9	11,613	44,615
Director
Holcombe T. Green, Jr.,	200,000	3.4	10,098	38,215
Director
Eric P. Robison,	234,905	4.0	11,861	46,202
Director
Robert H. Sheridan,	265,000	4.5	13,380	51,315
III, Director(1)

(1)	Includes eligible options to purchase 65,000 shares of Class A Common Stock held in the name of BA Capital Company, L.P. These grants were awarded in connection with BA Capital’s designation of Mr. Sheridan to serve on our board. Mr. Sheridan is a Senior Vice President and Managing Director of BA Capital and a Managing Director of Bank of America Capital Investors, one of the principal investment groups within Bank of America Corporation. He has an economic interest in the entity comprising the general partner of BA Capital. As BA Capital’s designee to our Board, Mr. Sheridan disclaims beneficial ownership of the options except to the extent of his pecuniary interest therein.

Neither we nor any of our directors or executive officers engaged in transactions involving the eligible options during the 60 days prior to the commencement of the Offer, other than the forfeiture of options by departing employees in the ordinary course of business. For more detailed information concerning our executive officers and directors and their beneficial ownership of our common stock, you can consult our proxy statement for the 2008 Annual Meeting of Cumulus Stockholders, which we filed with the SEC on October 17, 2008. See Section 16 of this Offer to Exchange for instructions as to how you can view or obtain a copy of the proxy statement.

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, neither we nor, to our knowledge, any of our named executive officer, members of our board or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities.

11.	Status of Options We Acquire in the Offer; Accounting Consequences of the Offer

Eligible options surrendered in connection with this Offer will be canceled. Assuming that we accept eligible options tendered for exchange, we will terminate all remaining share availability under our currently existing equity incentive plans (other than the 2008 Plan), and not make any further awards under those plans.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or FAS 123(R), regarding accounting for share-based payments. Under FAS 123(R), we will recognize the incremental compensation cost of new options. The incremental compensation cost will be measured as the excess, if any, of the fair value of new options granted in exchange for surrendered eligible options, measured as of the date new options are granted, over the fair value of eligible options surrendered in exchange for new options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of new options. As would be the case with to-be-surrendered eligible options, in the event that any of new options are forfeited prior to their vesting due to termination of service, the compensation cost for forfeited new options will not be recognized. The amount of this charge may depend on a number of factors, including, but not limited to:

•	the exercise price per share of new options;

•	the estimated time of exercise of new options;

•	the volatility of our Class A Common Stock;

•	the annual interest rate;

•	the level of participation by eligible participants in the Offer; and

•	the value of eligible options to be canceled.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Offer, we cannot predict the exact amount of the charge that would result from the Offer.

The fair value of a restricted share will be equal to the closing price of our Class A Common Stock on the date of grant. Stock compensation expense for the awards of restricted shares will be recognized on a straight-line basis over each award’s vesting period.

12.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the eligible options as described in this Offer to Exchange. If any approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of eligible options tendered pursuant to the Offer. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept properly tendered eligible options and to issue restricted shares and new options is subject to the conditions described in Section 6 of this Offer to Exchange.

13.	Material United States Tax Consequences

The following is a general summary of the material U.S. federal tax consequences of the Offer to eligible participants who are U.S. taxpayers. We have based this discussion on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all the federal tax consequences that may be relevant to you in light of your particular circumstances and is not intended to be complete.

We recommend that you consult a professional tax advisor with respect to your individual tax consequences of tendering into the Offer.

Exchange.  Eligible participants who tender options and receive restricted shares and new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Grant of Restricted Shares and New Options.  You generally will not have taxable income at the time you receive an award of unvested restricted shares or new options.

Vesting of Restricted Shares.  Whenever any of your restricted shares vest, you will recognize ordinary income. The amount of ordinary income you recognize will equal the fair market value on the date of vesting of the shares that vest. We intend to determine the fair market value of the shares based on the closing price of our Class A Common Stock on the NASDAQ Global Select Market (or other principal stock exchange on which our Class A Common Stock is then listed) on the date the restricted shares vest or, if no sales are reported on that date, on the most recent date on which sales were reported. In the case of eligible employees, we must withhold on the ordinary income recognized.

When your restricted shares vest, we generally will be entitled to a deduction equal to the amount of ordinary income that you recognize.

Section 83(b).  An eligible participant who acquires restricted property in connection with the performance of services is generally permitted to make an election under Section 83(b) of the Internal Revenue Code to include in his or her gross income, for the taxable year in which the property is transferred to the employee, the excess of the fair market value of the property at the time of transfer (determined without regard to any “lapse restriction”) over the amount paid for the property. Such election must be made no later than 30 days after the date of the transfer. By tendering eligible options in the Offer, you automatically waive any right you otherwise would have to make an election under Section 83(b) of the Internal Revenue Code with respect to the restricted shares you acquire in exchange for your tendered eligible options. Should you attempt to make such an election under Section 83(b), your restricted shares will be forfeited.

Tax Obligations for Restricted Shares.  At the time you recognize ordinary income due to the vesting of restricted shares, you will have a tax obligation with respect to that income. You will be responsible for paying such a tax obligation at the time your restricted shares vest. You should consult with a professional tax advisor to determine whether you should make estimated tax payments for the year in which your restricted shares vest.

Sale of the Shares of Our Class A Common Stock Received in the Offer.  Your tax basis in the shares of our Class A Common Stock that you receive in the Offer will be equal to the fair market value of the shares at the time they vest. As noted above, we intend to determine the fair market value of the shares based on the closing price of our Class A Common Stock on the NASDAQ Global Select Market (or other principal stock exchange on which our Class A Common Stock is then listed) on the date the restricted shares vest or, if no sales are reported on that date, on the most recent date on which sales were reported. Upon subsequent sale of shares of our Class A Common Stock, you will realize a capital gain or loss equal to the difference between the sale price and your tax basis. Any capital gain or loss will be taxed as long-term capital gain or loss provided you have held the shares for more than one year after you acquired them.

Possible Change in Tax Status of Incentive Stock Options.  Some of your eligible options may be “incentive stock options” for federal income tax purposes. Other eligible options, however, are nonqualified stock options. The documentation relating to your new options will indicate whether your new options are intended to qualify as incentive stock options. To the extent allowable under federal tax law, new options will be designated ISOs.

Stock Options Generally.  If you tender eligible options in the Offer, your tendered eligible options will be exchanged for restricted shares and new options. So that you are able to compare the tax consequences of restricted shares and new options to those of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal income tax law. These tax consequences will apply to your eligible options, as well as the new options to be exchanged for in this Offer.

Nonqualified Stock Options.  An individual does not recognize taxable income upon the grant of a nonqualified stock option. Upon exercise of nonqualified stock options, the option holder recognizes ordinary income in an amount equal to the spread (the difference between fair market value of the underlying shares and the exercise price) on the date of exercise. In the case of eligible employees, we must withhold on the ordinary income the option holder recognizes, similar to if the option holder were paid an additional cash bonus. When an option holder exercises a nonqualified stock option, we are generally entitled to a deduction in an amount equal to the ordinary income the option holder recognizes.

An option holder’s tax basis in the shares acquired from exercising a nonqualified stock option is the exercise price plus the amount of ordinary income recognized upon exercise. Upon subsequent sale or other disposition, the option holder will recognize capital gain or loss depending on whether the sale proceeds are greater than or less than his or her tax basis in the shares sold. The capital gain or loss will be long-term if the option shares have been held for more than one year following exercise of the nonqualified stock options.

Incentive Stock Options.  An individual does not recognize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not recognize taxable income upon the exercise of an incentive stock option. However, the spread (the difference between fair market value of the underlying shares and the exercise price) on the date of exercise is a preference item for alternative minimum tax purposes. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonqualified stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying (a “disqualifying disposition”), the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price generally will be recognized as ordinary income by the option holder at the time of disposition, and any additional gain will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder.

14.	Extension of Offer; Termination; Amendment

At any time and from time to time, we may extend the period of time during which the Offer is open and delay accepting any eligible options properly tendered for exchange by publicly announcing the extension and giving notice of the extension to eligible participants. If we extend the Offer beyond December 30, 2008, we will announce the extension by e-mail announcement no later than 9:00 A.M., Atlanta time, on the next business day after the last previously scheduled or announced expiration of the Offer.

We expressly reserve the right, in our sole discretion, to terminate or amend the Offer upon the occurrence of any of the conditions specified in Section 6 of this Offer to Exchange, by giving notice thereof to eligible participants, including by means of a public announcement thereof. Our right to delay accepting and canceling eligible options is limited by applicable securities laws, which require that we must pay the consideration offered or return any eligible options properly tendered promptly after we terminate or withdraw the Offer.

In addition, as long as we comply with applicable law, we may amend the Offer in any way, including by revising the value we attribute to any of your eligible options or by amending the consideration you will receive in exchange for the eligible options you properly tender.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rule 13e-4 under the Securities Exchange Act of 1934, as amended, and will notify eligible participants (such notice will be by company e-mail announcement). Under these rules, the minimum period the Offer must remain open, following material changes in the terms of the Offer or in the information about the Offer, will depend on the facts and circumstances.

15.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person to solicit tenders of options pursuant to the Offer.

16.	Additional Information

We have filed with the SEC a tender offer statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the SEC, before making a decision on whether to tender your eligible options:

(a) our annual report on Form 10-K, filed with the SEC on March 17, 2008, as amended on April 29, 2008;

(b) our quarterly reports on Form 10-Q filed with the SEC on May 9, 2008, August 11, 2008 and November 9, 2008, respectively;

(c) our current reports on Form 8-K filed with the SEC on February 14, 2008, March 5, 2008, March 13, 2008, March 17, 2008, April 4, 2008, May 12, 2008, May 22, 2008, May 27, 2008 and June 23, 2008, respectively; and

(d) our proxy statement for the 2008 Annual Meeting of Stockholders, filed with the SEC on October 17, 2008.

We incorporate by reference the foregoing documents and any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Offer to Exchange and the expiration of the Offer.

Our filings are also available to the public through the SEC’s internet site at http://www.sec.gov. In addition, you may read and copy these filings, and our other annual, quarterly and current reports, its proxy statements and its other SEC filings, at the SEC’s public reference room:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

We will provide, without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have has referred you. Requests should be directed to Ray Perlock, Corporate Controller, at (404) 260-6714.

As you read the documents listed in this Section 16, you may find some inconsistencies in the information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.

17.	Forward-Looking Statements

Your decision whether or not to participate in the Offer should take into account the factors described in this Offer to Exchange as well as the various risks inherent in our business. We have described risks, including risks concerning us, in the information we have incorporated by reference into this Offer to Exchange.

This Offer to Exchange and the documents incorporated by reference into this Offer to Exchange contain both historical and forward-looking statements. These forward-looking statements generally can be identified by the use of statements that include words such as “believe”, “expect”, “anticipate”, “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. More information about risks, uncertainties and factors is included in our filings with the SEC including, but not limited, to the Annual Report. There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. We cannot make any assurance that projected results or events will be achieved. The forward-looking statements included in this Offer to Exchange or in any of the documents that are incorporated by reference in this Offer to Exchange are only made as of the date of this Offer to Exchange or the respective incorporated document. We expressly disclaim any intent or obligation to update any forward-looking statement to reflect subsequent events or circumstances.

18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, eligible participants residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the Offer. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you.

CUMULUS MEDIA INC.

December 1, 2008